EXHIBIT 99.1

Wednesday, April 29, 2015

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation

Announces First Quarter Net Income

West Point, Va., April 29, 2015—C&F Financial Corporation (the Corporation) (NASDAQ:  CFFI), the one-bank holding company for C&F Bank (the Bank), today reported net income of $2.6 million for the first quarter of 2015, or $0.77 per common share assuming dilution, compared with $2.9 million for the first quarter of 2014, or $0.83 per common share assuming dilution.

For the first quarter of 2015, the Corporation’s annualized return on average common equity (ROE) and return on average assets (ROA) were 8.52 percent and 0.79 percent, respectively, compared to 9.96 percent ROE and 0.88 percent ROA for the first quarter of 2014.  The decline in both ROE and ROA for the first quarter of 2015 resulted from lower net income for the first quarter of 2015 as compared to the first quarter of 2014. The decline in ROE during the first quarter of 2015 was also affected by internal capital growth of 5.9 percent since March 31, 2014 resulting primarily from earnings and an increase in unrealized gains in the Corporation’s investment securities portfolio, which is a component of accumulated other comprehensive income. The decline in ROA during the first quarter of 2015 was also affected by a 1.85 percent growth in average assets since March 31, 2014.

“We are pleased to report net income of $2.6 million for the first quarter of 2015,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation.  “Earnings at both the retail banking and mortgage banking segments increased but were offset by an earnings decrease at our consumer finance segment.  Growth in earning assets, and specifically loan growth in the retail banking segment, is one of our primary goals for 2015. Average loans in the retail banking segment increased $16.3 million, or 12 percent annualized, for the first quarter of 2015 over the first quarter of 2014. Earnings at our mortgage banking segment improved due to favorable interest rate fluctuations that contributed to an increase in loan origination volume during the first quarter of 2015, compared to the same period of 2014. Earnings at our consumer finance segment continue to be negatively affected by industry-wide factors as discussed below.”

“Despite the decline in net income compared to the first quarter of 2014, we are pleased with the progress we are making toward achieving our 2015 loan growth goal at the retail banking segment,” said Tom Cherry, President and Chief Financial Officer of C&F Financial Corporation.  “Loan growth and yield at our consumer finance segment continue to be adversely affected by industry competition and the loan pricing strategies of our competitors.  Although earnings increased slightly at our mortgage banking segment, maintaining profitability of this segment at current origination levels is challenging due to the fixed costs associated with the systems and infrastructure required to support our mortgage banking activities.  Our goal is to increase origination volume at the mortgage banking segment through internal growth in existing markets and through strategic initiatives.  We continue to maintain strong capital and cash positions, and believe that we are well-positioned for growth in earning assets and other strategic opportunities that may present themselves.”

Retail Banking Segment.    C&F Bank reported net income of $1.2 million for the first quarter of 2015, compared to net income of $984,000 for the first quarter of 2014. The improvement in net income of the retail banking segment for the quarter ended March 31, 2015 resulted from (1) the effects of the continued low interest rate environment on the cost of deposits and (2) reduced insurance, professional fees, and data processing expenses now that Central Virginia Bank (CVB) is fully integrated into the Bank’s infrastructure and cost savings are being recognized. Partially offsetting these positive factors were the effects of  (1) a decline in the yield on the Bank’s investment portfolio due to the purchase of lower-yielding, shorter-term securities in order to limit exposure to a potential rising interest rate environment, (2) a decline in the yields on the Bank’s loan portfolio due to the continued low interest rate environment, and (3) higher personnel costs due to increased staff levels and support positions associated with the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios.

The results for the first quarter of 2015 for the retail banking segment continue to be affected by the fair value accounting adjustments recorded in connection with the acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to fair market values as of the acquisition date. Accordingly, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the amortization of the core deposit intangible and higher depreciation expense associated with the buildings acquired in the CVB merger. The net accretion attributable to these adjustments during the first quarter of 2015 was $487,000, net of taxes ($738,000 before taxes), compared to $541,000, net of taxes ($820,000 before taxes) for the first quarter of 2014.

The Bank’s total nonperforming assets were $5.7 million at March 31, 2015 compared to $5.5 million at December 31, 2014. Nonperforming assets at March 31, 2015 included $4.9 million in non-accrual loans, compared to $4.7 million at December 31, 2014, and $790,000 in other real estate owned (OREO), compared to $786,000 at December 31, 2014.  The increases in nonaccrual loans and OREO since December 31, 2014 were generally attributable to credit deterioration of certain smaller balance loans.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $47,000 for the first quarter of 2015, compared to net income of $15,000 for the first quarter of 2014.

The improvement in net income of the mortgage banking segment for the quarter ended March 31, 2015 resulted from increased mortgage loan origination volume as compared to the first quarter of 2014 due to favorable interest rate fluctuations. The increase in loan originations resulted in higher gains on sales of loans and ancillary loan origination fees, partially offset by an increase in production-based compensation.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.7 million for first quarter of 2015, compared to net income of $2.1 million for the first quarter of 2014.

Average loans during the first quarter of 2015 increased $3.6 million compared to average loans for the first quarter of 2014. Despite the increase in the average loan portfolio, net interest income declined $266,000 due to a decline in the average yield on the portfolio for the quarter ended March 31, 2015, compared to the first quarter of 2014. Increased competition and loan pricing strategies that competitors have used to grow market share have suppressed loan growth and adversely affected the average yield of the consumer finance segment’s loan portfolio.

The results of the consumer finance segment include a $3.5 million provision for loan losses for both the first quarter of 2015 and 2014. The annualized net charge-off ratio for the first quarter of 2015 was 5.05%, compared to 5.01% for the first quarter of 2014. Loan charge-offs for the first quarter of 2015 continue to be elevated over historical levels as a result of the current competitive and economic environment for non-prime consumers and reduced sales prices of repossessed vehicles. The allowance for loan losses to total loans increased to 8.67 percent at March 31, 2015, compared to 8.36 percent at March 31, 2014, and 8.50 percent at December 31, 2014. Management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. If factors influencing the consumer finance segment result in a higher net charge-off ratio, C&F Finance Company may need to continue to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which includes the Corporation’s holding company operations, reported an aggregate net loss of $274,000 for the first quarter of 2015, compared to a net loss of $205,000 for the first quarter of 2014. The higher loss during the first quarter of 2015 was due to an increase in interest expense, which resulted from the utilization of interest rate swaps to manage the interest rate risk exposure of the Corporation’s trust preferred capital notes.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 30 cents per share during the first quarter of 2015, which was paid on April 1, 2015. This dividend equates to a payout ratio of 38.96 percent of first quarter 2015 net income. The Board of Directors of the Corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and the changes to the regulatory capital framework, which began to apply to the Corporation and the Bank on January 1, 2015.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $35.00 per share on April 28, 2015.  At March 31, 2015, the book value of the Corporation was $36.63 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 16 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Adoption of New Accounting Standards. The Corporation adopted Accounting Standards Update (ASU) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects,” as of January 1, 2015. As permitted by the ASU, the Corporation has elected to amortize the initial cost of its investment in qualified affordable housing projects over the period in which the Corporation will receive tax credits, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, the passive losses related to these investments were recognized as  noninterest expense. The Corporation adopted this ASU in the first quarter of 2015 with retrospective application as required by the ASU. Prior period results and related information have been restated to conform to this presentation.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including continued relationships with major customers, deposit retention and expansion of C&F Bank’s brand recognition, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties, (15) competition from both banks and non-banks, including competition in the automobile finance industry, (16) demand for financial services in the Corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the Corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports listed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	3/31/2015	12/31/2014	3/31/2014
	(unaudited)	**	(unaudited)
Interest-bearing deposits in other banks	$163,774	$156,867	$180,939
Investment securities - available for sale, at fair value	220,834	221,897	211,799
Loans held for sale, at fair value	41,477	28,279	28,630
Loans, net:
Retail Banking segment	551,968	538,222	528,265
Mortgage Banking segment	2,890	2,735	2,291
Consumer Finance segment	253,295	259,241	253,301
Restricted stocks, at cost	3,345	3,442	3,690
Total assets	1,363,825	1,333,560	1,339,853
Deposits	1,051,867	1,026,101	1,027,200
Repurchase agreements	18,072	19,436	20,488
Borrowings	147,600	147,591	153,064
Shareholders' equity	124,318	123,610	117,451

	For The
	Quarter Ended
Results of Operations	3/31/2015	3/31/2014
	(unaudited)
Interest income	$20,803	$21,294
Interest expense	2,031	2,220
Provision for loan losses:
Retail Banking segment	-	-
Mortgage Banking segment	15	15
Consumer Finance segment	3,500	3,495
Noninterest income:
Gains on sales of loans	1,645	1,190
Other	3,456	3,622
Noninterest expenses:
Salaries and employee benefits	10,164	9,159
Other	6,586	7,093
Income tax expense	963	1,232
Net income	2,645	2,892
Earnings per common share - assuming dilution	0.77	0.83
Earnings per common share - basic	0.77	0.85

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	19,027	19,476
Interest income on securities-FTE	2,240	2,327
Total interest income-FTE	21,367	21,884
Net interest income-FTE	19,336	19,664

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

**Derived from audited consolidated financial statements.

	For The
	Quarter Ended
Segment Information	3/31/2015	3/31/2014
	(unaudited)
Net income - Retail Banking	$1,185	$984
Net income - Mortgage Banking	47	15
Net income - Consumer Finance	1,687	2,098
Net loss - Other and Eliminations	(274)	(205)
Mortgage loan originations - Mortgage Banking	115,948	91,384
Mortgage loans sold - Mortgage Banking	102,750	98,633

	For The
	Quarter Ended
Average Balances	3/31/2015	3/31/2014
	(unaudited)

Interest-bearing deposits in other banks and federal funds sold	$165,507	$163,388
Investment securities - available for sale, at amortized cost	212,263	207,303
Loans held for sale	28,882	26,441
Loans:
Retail Banking segment	554,565	538,216
Mortgage Banking segment	3,325	2,831
Consumer Finance segment	280,371	276,808
Restricted stocks, at cost	3,429	4,432
Total earning assets	1,248,342	1,219,419
Total assets	1,343,763	1,319,312

Time, checking and savings deposits	862,132	851,303
Borrowings	166,085	170,886
Total interest-bearing liabilities	1,028,217	1,022,189
Demand deposits	171,465	158,604
Shareholders' equity	124,108	116,132

Asset Quality	3/31/2015	12/31/2014	3/31/2014
	(unaudited)	**	(unaudited)
Retail Banking
Loans, excluding purchased loans	$466,425	$447,613	$409,965
Purchased performing loans[1]	76,799	80,146	98,366
Purchased credit impaired loans[1]	19,824	21,424	31,212
Total loans	$563,048	$549,183	$539,543

Nonaccrual loans[2]	$4,320	$4,114	$3,979
Purchased performing-nonaccrual loans[3]	589	603	603
Total nonaccrual loans	4,909	4,717	4,582
Other real estate owned (OREO)[4]	790	786	701
Total nonperforming assets[5]	$5,699	$5,503	$5,283

Accruing loans past due for 90 days or more	$25	$14	$-

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,435	$5,549	$5,163
Purchased performing TDRs[6]	275	278	403
Total TDRs	$5,710	$5,827	$5,566

Allowance for loan losses (ALL)	$11,080	$10,961	$11,278
Nonperforming assets to loans and OREO	1.01%	1.00%	0.98%
ALL to total loans, excluding purchased credit impaired loans	2.04%	2.08%	2.22%
ALL to total nonaccrual loans	225.71%	232.37%	246.14%
Annualized net (recoveries) charge-offs to average loans	(0.09)%	0.06%	(0.01)%

Mortgage Banking
Nonaccrual loans	$-	$187	$191
Total Loans	$3,458	$3,288	$2,799
ALL	$568	$553	$508
Nonperforming loans to total loans	n/a	5.69%	6.82%
ALL to loans	16.43%	16.82%	18.15%
ALL to nonaccrual loans	n/a	295.72%	265.97%

Consumer Finance
Nonaccrual loans	$739	$1,040	$937
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$277,344	$283,333	$276,423
ALL	$24,049	$24,092	$23,122
Nonaccrual loans to total loans	0.27%	0.37%	0.34%
ALL to total loans	8.67%	8.50%	8.36%
Annualized net charge-offs to average total loans	5.05%	5.39%	5.01%

[1]

The loans acquired from CVB are tracked in two separate categories "purchased performing" and "purchased credit impaired." The fair market value adjustments for the purchased performing loans are $1.1 million at 3/31/15, $1.1 million at 12/31/14 and $1.2 million at 3/31/14 for interest and $3.6 million at 3/31/15, $3.8 million at 12/31/14 and $4.6 million at 3/31/14 for credit. The fair market value adjustments for the purchased credit impaired loans are $4.7 million at 3/31/15, $5.1 million at 12/31/14 and $4.8 million at 3/31/14 for interest and $9.9 million at 3/31/15, $10.0 million at 12/31/14 and $11.4 million at 3/31/14 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.2 million at 3/31/15, $2.0 million at 12/31/14 and $2.7 million at 3/31/14.

[3]	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totaling $249,000 at 3/31/15, $249,000 at 12/31/14 and $312,000 at 3/31/14.
[4]	OREO is recorded at its estimated fair market value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Purchased performing TDRs are accruing and are presented net of fair market value interest and credit marks totaling $9,000 at 3/31/15, $9,200 at 12/31/14 and $6,000 at 3/31/14.

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/2015	3/31/2014
	(unaudited)
Annualized return on average assets	0.79%	0.88%
Annualized return on average common equity	8.52%	9.96%
Annualized net interest margin	6.22%	6.53%
Dividends declared per common share	$0.30	$0.29
Weighted average common shares outstanding - assuming dilution	3,414,539	3,491,640
Weighted average common shares outstanding - basic	3,414,172	3,400,839
Market value per common share at period end	$34.95	$33.14
Book value per common share at period end	$36.63	$34.50
Price to book value ratio at period end	0.95	0.96
Price to earnings ratio at period end (ttm)	9.87	8.65

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	3/31/2015			3/31/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$19,018	$9	$19,027	$19,467	$9	$19,476
Interest income on securities	1,685	555	2,240	1,746	581	2,327
Total interest income	20,803	564	21,367	21,294	590	21,884
Net Interest income	18,772	564	19,336	19,074	590	19,664